#BEATLES1

THE BEATLES: 'LOVE ME DO' SINGLE (SIGNED)

THIS INITIAL OFFERING IS COMING SOON!


PARLOPHONE

CURRENT VALUE: $24,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#BEATLES1

THE BEATLES: 'LOVE ME DO' SINGLE (SIGNED)

SPECS

FINANCIALS

Initial Offering Share Price	$4.00
Number of Shares	6,000
Initial Offering Market Cap.	$24,000
Storage Location	Rally

ASSET SPECIFICATIONS

Memorabilia Type	Record
Single	Love Me Do
Artist(s)	The Beatles
Year	1962
Publisher	Parlophone Records
Signed	John Lennon, Paul McCartney
Signed Cont'd	George Harrison, Ringo Starr

DESCRIPTION OF SERIES 1962 THE BEATLES SIGNED SINGLE

Investment Overview

- Upon completion of the Series #BEATLES1 Offering, Series #BEATLES1 will purchase a 1962 The Beatles Signed "Love Me Do" Single for Series #BEATLES1 (The "Series 1962 The Beatles Signed Single" or the "Underlying Asset" with respect to Series #BEATLES1, as applicable), the specifications of which are set forth below.
- The Beatles were a rock band consisting of Paul McCartney, John Lennon, George Harrison, and Ringo Starr that formed in August 1960. During the band's decade-long run, they released 20 No. 1 hits (the most all time) and received eight Grammy Awards.
- Love Me Do was the Beatles' debut single, released in 1962 and spent 14 weeks on the Billboard Charts, peaking at No. 1 on May 30, 1964.
- The Underlying Asset is a 1962 The Beatles Signed "Love Me Do" Single.

Asset Description

Overview & Authentication

- In March 1957, Paul McCartney joined John Lennon's band in Liverpool, the Quarrymen.
- Lennon and McCartney composed Love Me Do in 1958.
- In January 1960, George Harrison joined the Quarrymen as the lead guitarrist.
- In August 1960, the band assumed the name: the Beatles.
- On June 6, 1962, the Beatles recorded Love Me Do for the first time. In September of the same year (the 4th and 11th), the Beatles recorded the single twice more before finishing the song. During the first recording, Pete Best played drums for the Beatles. During the first September recording, Ringo Starr played drums. For the final recording, producer George Martin was so unhappy with Starr's performance that he replaced him with a drummer named Andy White.
- In August 1962, Ringo Starr joined the Beatles as their new drummer.
- Love Me Do was released in the UK on October 5, 1962.
- Starr commented "The first record, 'Love Me Do,' for me that was more important than anything else."
- In 1982, McCartney reflected on the song: "In Hamburg, we clicked... At the Cavern, we clicked.. but if you want to know when we 'knew' we'd arrived, it was getting in the charts with 'Love Me Do.' That was the one. It gave us somewhere to go."
- According to Far Out Magazine: "The track will go down as the first thing the band ever recorded, and, for that reason alone, its place in history is confirmed."
- Love Me Do was credited to McCartney and Lennon, though Lennon once said "Paul wrote the main structure of this when he was 16, or even earlier. I think I had something to do with the middle." Later on Lennon said "'Love Me Do' is Paul's song. He wrote it when he was a teenager. Let me think. I might have helped on the middle eight, but I couldn't swear to it. I do know he had the song around, in Hamburg, even, way, way before we were songwriters."
- Love Me Do appeared in the March 1963 album Please Please Me.
- In January 1963, the Beatles notched their first No. 1 single with their song "Please Please Me."
- On February 9, 1964, the Beatles performed on The Ed Sullivan Show, introducing America to the Beatles for the first time.
- In December 1965, the Beatles released their album "Rubber Soul."
- In an article published on March 4th, 1966, John Lennon drew controversey with his comments on Christianity: "Christianity will go. It will vanish and shrink. I needn't argue about that; I'm right and I will be proved right. We're more popular than Jesus now. I don't know which will go first, rock 'n' roll or Christianity. Jesus was all right but his disciples were thick and ordinary. It's them twisting it that ruins it for me."
- On August 11, 1966, Lennon responded to criticism regarding his comments on Christianity by saying: "If I'd said, 'Television is more poplar than Jesus,' I might have got away with it!"

- In August of 1966, the Beatles released Revolver, the first album on which no songs had previously been performed live, reflecting the band's decision to solely become recording artists.
- The Beatles released Abbey Road on August 8, 1969. While it was not their final album, it was the final album John, Paul, George, and Ringo recorded together as a band. Recording was completed August 25, 1969, which was roughly a month before John Lennon announced his plan to leave the group.
- The Beatles recorded Let It Be in January of 1969 over a 21-day period with director Michael Lindsay-Hogg.
- The Beatles released their final album, Let It Be, on May 8, 1970.
- Beatles chronicler Peter Doggett explains, "None of them set out to reach the positions they found themselves in by the end of 1970; but a long series of events, some of them incredibly trivial, contributed to that decay. Because Paul McCartney was generally the one being placed under most psychological pressure by his colleagues, he was the one whose decisions had the biggest impact on the split. But that doesn't make him responsible: they all were."
- John Lennon was murdered by Mark David Chapman on December 8th, 1980.
- George Harrison passed away from lung cancer in November of 2001.

Notable Features

- The Underlying Asset is a 1962 The Beatles Signed "Love Me Do" Single.
- The Underlying Asset is signed in blue ballpoint pen by John Lennon, Paul McCartney, George Harrison, and Ringo Starr.

Notable Defects

- The Underlying Asset's condition is consistent with that of a signed album.

Details

Series 1962 The Beatles Signed Single	
Memorabilia Type	Record
Single	Love Me Do
Artist(s)	The Beatles
Year	1962
Publisher	Parlophone Records
Signed	John Lennon, Paul McCartney, George Harrison, Ringo Starr

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1962 The Beatles Signed Single going forward.

#BEATLES1 | $24K

COMPARABLE ASSET VALUE



ASSET VALUE
+445.6%

TRANSACTIONS
8

“The first record, ‘Love Me Do,’ for me that was more important than anything else.”



RINGO STARR

March 2016

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#BEATLES1

THE BEATLES: 'LOVE ME DO' SINGLE (SIGNED)

When Paul McCartney reflected back on the origin of The Beatles, he pointed to the success of 'Love Me Do' as the moment they knew they had "arrived." As the first single recorded by The Beatles (released in October 1962), the song predated their monumental appearance on The Ed Sullivan Show and the subsequent rise of Beatlemania. #BEATLES1 is a 1962 The Beatles Signed 'Love Me Do' Single. With signatures from all four members of The Beatles, #BEATLES1 is a signed example of one of the most important debut singles in music history.

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#BEATLES1 | *Visuals*

Love Me Do was recorded in three sessions in 1962, featuring three different drummers — Pete Best, Ringo Starr, and Andy White.

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#BEATLES1 | *Timeline*

Jul. 1957 — Paul McCartney joins the Quarrymen, John Lennon's band in Liverpool.

Jan. 1958 — Lennon and McCartney compose Love Me Do, a song McCartney had started as a teenager.

Feb. 1958 — George Harrison joins the Quarrymen.

Jan. 1960 — The band changes its name to The Beatles.

Jun. 1962 — The Beatles record Love Me Do for the first time with drummer Pete Best.